Exhibit 10.2B

Matthew Huckin
Vice President - Human Resources

PERSONAL AND CONFIDENTIAL

May 24, 2004

Mr. George W. Patrick

American Water

1025 Laurel Oak Road

Voorhees, NJ 08043

RE: Amendment to Change in Control Agreement

Dear George:

This letter is intended to serve as an amendment, pursuant to Section 15 thereof, of the Change in Control Agreement between you and American Water Works Company, Inc. (the “Company”), dated 1 January 2000 (your “Change in Control Agreement”).

Defined terms used in this letter agreement, and not otherwise defined herein, shall have the meaning ascribed to them by your Change in Control Agreement.

In connection with your appointment as General Counsel of American Water Works Company, Inc., and reflecting the Company’s desire that you remain in that position at least through April 2006, it is hereby agreed that:

1. The Term of your Change in Control Agreement, as modified pursuant to Section 3 of your Change in Control Agreement, is extended through 28 April 2006.

2. If at any point during that extended Term, your employment is terminated by the Company without Cause, or by you for Good Reason:

(a) the amount payable to you under Section 4(a)(ii)(A) of your Change in Control Agreement will be based upon a salary of $192,900, for a total payment under that subsection (A) of $289,350, reduced, as provided in (b) below to $189,350.

(b) in return for a $100,000 reduction in the gross amount of the benefit payable under Section 4(a)(ii)(A) of your Change in Control Agreement, in the event of your termination of employment by the Company without Cause, or your termination of employment for Good Reason, in either case before 28 April 2006, or your employment is terminated by you or the Company for any reason other than for Cause on or after 28 April 2006, you will

American Water
1025 Laurel Oak Road Voorhees, NJ 08043 USA

T +1 856 782-3659
F +1 856 346-8339
I
www.amwater.com

Mr. George W. Patrick

Amendment to Change in Control Agreement

May 24, 2004

be considered to be a member of the “Retiree Group” as that term is defined by Section 5.09(e) of the Agreement and Plan of Merger among RWE Aktiengesellschaft, Thames Water Aqua Holdings GMBH, Apollo Acquisition Company and American Water Works Company, Inc., dated as of September 16, 2001 (the “RWE Agreement”) and entitled to the benefits specified in that Section of the Agreement as more fully set forth at the end of the last sentence of Section 3 below beginning with the words “...you and your spouse, if applicable....”

3. If paragraph 2(b) of this letter agreement applies as a result of the termination of your employment with Company either by the Company without Cause or voluntarily by you for Good Reason (either a “qualifying termination of employment”) and in either case on or before 28 April 2006, you will be considered to have been eligible to retire under the Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries on June 1, 2006. As a result, when, following that qualifying termination of employment, your entitlement to medical benefits and life insurance coverage under Section 4(a)(viii) of your Change in Control Agreement has been exhausted, you, and your spouse if applicable, will be entitled to be covered under the Retiree Medical Plan, as defined by Section 5.09(e) of the RWE Agreement, and to be provided the post-retirement medical and life insurance benefits specified in Section 5.09(e) of the RWE Agreement on the same terms and conditions, as apply to the other members of the Retiree Group.

4. For purposes of the paragraph 2(b) and paragraph 3, the agreed reduction in your Severance Benefit will be calculated and applied to the gross amount of that Severance Benefit. The net amount of your Severance Benefit, if, as and when it becomes payable to you, will be reduced by the amount of all legally required federal, state and local tax withholdings.

5. This amendment to your Change in Control Agreement is effective upon the first date upon which it has been executed by you and on behalf of the Company and will remain in effect, unless amended by a subsequent written document signed by the party against whom such amendment is to be enforced, until 28 April 2006.

6. For the avoidance of doubt, you should be aware that if your employment is terminated by the Company for Cause, or by you without Good Reason, at any time before April 2006, or by either party for any reason on and after April 2006, you will, except as set forth in paragraph 2(b) above and in your letter agreement with the Company dated August 27, 1999, be entitled only to such compensation as you have earned through the date of your termination and to such benefits as are provided, and for which you are eligible, under the applicable employee benefit plans maintained by the Company as in effect from time to time.

Mr. George W. Patrick

Amendment to Change in Control Agreement

May 24, 2004

Except as amended hereby, your Change in Control Agreement will remain in effect in accordance with its terms.

Please indicate your agreement to the foregoing amendment to your Change in Control Agreement by signing and returning to me one copy of this letter. Please retain the other copy with your personal records.

Sincerely,

American Water Works Company, Inc.

By:	/s/ Matthew Huckin
Matthew Huckin
Vice President - Human Resources

I hereby agree to the foregoing amendment to my Change in Control Agreement and agree that the post-retirement medical and life insurance benefits conferred by this amendment are at least sufficient consideration for the surrender of the specified portion of my Severance Benefit under my Change in Control Agreement.

/s/ George W. Patrick
Name: George W. Patrick
Dated: June 16, 2004